Exhibit 10.1

The Pantry, Inc.

Board of Directors Compensation Program

Third Amendment

The Compensation Program for designated independent members of the Board of Directors is as follows:

Quarterly Retainer:	$7,500 paid in cash on a calendar quarterly basis, prorated as applicable.

Executive Committee Member Retainer:	Additional $2,500 paid in cash on a calendar quarterly basis, prorated as applicable.

Committee Chair Retainer:

The following additional amounts in cash on a calendar quarterly basis for each committee chair, prorated as applicable: $3,750 for Audit Committee Chair, $3,750 for Compensation & Organization Committee Chair and $2,500 for Corporate Governance and Nominating Committee Chair.

Lead Director Retainer:	Additional $7,500 paid in cash on a calendar quarterly basis, prorated as applicable.

Board Meeting Fees:	$2,500 per meeting attended in person or by approved video conference. Paid in cash plus reimbursement of travel and lodging expenses. If attendance is telephonic, the fee will be $1,250.

Committee Meeting Fee:	$1,000 per meeting attended in person or by approved video conference. Paid in cash plus reimbursement of travel and lodging expenses. If attendance is telephonic, the fee will be $500.

Ad-hoc/Special Meetings:	Compensation requires a quorum be present and minutes be submitted.

Ad-hoc/Special Committees:	Compensation to be determined, as applicable.

Initial Equity Grant:

Each new director shall receive, upon his/her initial election or appointment (as the case may be), an initial equity grant having an aggregate economic value of $70,000 on the date of grant in the form of options, restricted stock, restricted stock units or a combination at the director’s election, as follows:

(1) options exercisable for common stock that vest in full on the first anniversary of the date of grant with an exercise price equal to fair market value on the date of grant (the “Option Choice”); or

(2) shares of restricted stock where the restrictions lapse in full on the first anniversary of the date of grant (the “Restricted Stock Choice”); or

(3) restricted stock units (“RSUs”) where the restrictions lapse in full on the first anniversary of the date of grant and the shares are delivered upon termination of a Board member’s services (the “RSU Choice”).

Directors appointed to serve less than a full term (e.g., to fill out a term) will have the aggregate economic value of their initial equity grant prorated accordingly.

The vesting of the options and lapsing of restrictions on the restricted stock and RSUs shall be conditioned upon continued service as a participating member of the Board (including attendance at least 3 meetings per year).

For purposes of determining the number of options, shares of restricted stock or RSUs to be granted once a director has made his or her choice regarding the form of the award, the economic value of an option shall be determined using the Black-Scholes stock option pricing model, and the economic value of a share of restricted stock or a RSU shall equal the fair market value of a share of the Company’s common stock on the date of grant.  For the awards that will be made in March of 2009, the option value factor will be 50%, while the restricted stock and RSU value factor will be 100%.  (In other words, directors who elect to receive options will receive twice as many options as they would shares of restricted stock or RSUs.)

For Section 16 purposes, directors must submit their elections regarding the form of their awards for approval by the full Board before the awards are granted.

Annual Equity Grant:

Each year, upon a director’s re-election to the Board, he or she shall receive annual equity grant with an aggregate economic value of $70,000 on the date of grant in the form of options, restricted stock, RSUs or a combination, at the director’s election. The terms of these awards shall be as described in the Option Choice, the Restricted Stock Choice One and RSU Choice above, and the same continued service requirements, valuation methodologies, and approval requirements shall apply.

Effective Date:

Initially adopted by Board of Directors approval at the January 15, 2003 meeting to be in effect with the March 25, 2003 Annual Meeting and election of Directors and Officers. First Amendment approved at the October 26, 2004 Board meeting with retroactive effective date of October 1, 2004. Second Amendment approved at the February 16, 2006 Board meeting and immediately effective as of the February 16, 2006 meeting. Third Amendment approved at the December 9, 2008 Board meeting and effective as of January 1, 2009.